EXHIBIT 99.1

HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL: HAMP.PK		FOR IMMEDIATE RELEASE

CONTACT:	Berns Communications Group, LLC Jessica Liddell / Melissa Jaffin (212) 994-4660

HAMPSHIRE REPORTS FOURTH QUARTER AND FISCAL YEAR 2011 RESULTS

New York, NY, March 19, 2012… Hampshire Group, Limited (OTC Markets: HAMP.PK, www.hamp.com) today announced its results for the fiscal year ended December 31, 2011 and filed its annual report on Form 10-K. This press release should be read in conjunction with the filed annual report.

Commenting on the year, Heath L. Golden, President and CEO of Hampshire Group, stated, “2011 was a transformative year for Hampshire. Recognizing the need to address the new retail dynamics, we shifted the Company's growth strategy to leverage and build upon our core men’s business. We did so by selling our underperforming women's businesses and then by pursuing opportunities that we believe will drive long-term value for shareholders, including the acquisition of Honduras-based Rio Garment and the build out of our contemporary menswear brand scott james®. Our fourth quarter sales and profitability reflect many factors, including a highly promotional retail environment, the inclusion of Rio Garment and the integration costs of merging that business into Hampshire.

Our strategy for 2012 will continue to focus on the controlled development of our businesses by leveraging our core design capabilities and customer relationships across platforms. Further, we will continue to align our infrastructure and costs with the size of our Company. We are very pleased with our progress in 2011, and now, with three solid and complementary strategies in place, together with a strong balance sheet, we are well positioned for growth. We have seen early signs of success with certain existing and new customers across business lines in 2011 and early 2012. Although we do not expect these developments to significantly impact our overall results in 2012, we believe they are positive indicators of our relevant offerings and capabilities of our sales, design and production teams."

Key Highlights:
▪	Sold women’s businesses. On May 5, 2011, Hampshire sold its women’s businesses, Hampshire Designers and Item-Eyes, in two separate transactions to focus on the Company’s core business.

▪
Rio Garment. On August 25, 2011, Hampshire acquired Rio Garment, which we believe will provide a significant opportunity to grow the Company’s core business into the fast-growing vertical specialty store channel and also allow Hampshire to leverage its existing operating platforms to expand Rio’s business into the department and chain store channels. The integration of Rio Garment into Hampshire is progressing as planned, with account and finance functions well integrated and additional systems integration planned for 2012.

▪
Expanded Dockers® license to include all tops categories. On January 9, 2012, Hampshire entered into a multi-year licensing agreement with Dockers® for its men’s “good” category tops, which we believe will complement and strengthen the marketability of Hampshire’s Dockers® sweater offering to specialty and department stores including Kohl’s, JC Penney and Sears.

▪
Broadened our customer base and diversified sales channels.  Hampshire continued to build brand recognition and market presence for scott james® through a new customer relationship with Bloomingdale’s and increased sales in Canada. Hampshire has also established new customer relationships with Wal-Mart and Kmart through a Panama Jack license and through Hampshire’s private label offering developed new customer relationships with vertical specialty stores, such as Men’s Wearhouse and Buckle.

Results of Continuing Operations
Net sales increased 82.0% to $45.7 million for the three months ended December 31, 2011 from $25.1 million for the same period last year. For the year ended December 31, 2011, net sales increased by 50.3% to $86.1 million from $57.3 million last year. The increase in net sales for both the three month and fiscal year periods resulted from the inclusion of Rio Garment’s net sales of $29.2 million from August 25, 2011 to December 31, 2011. Rio Garment sells a higher volume of units at a lower price point than Hampshire Brands. Hampshire Brands sold less units, but at a higher price per unit, and therefore, its net sales remained comparable to the prior year periods.

Gross profit increased 136.5% to $4.7 million for the three months ended December 31, 2011 from $3.5 million for the same period last year due to the inclusion of Rio Garment. Gross profit for the year ended December 31, 2011 was $14.6 million compared with $9.9 million for the same period last year, which reflected the increase in net sales due to Rio Garment. Including Rio Garment, the overall gross profit percentage remained comparable at 16.9% of net sales for 2011 compared with 17.2% for the same period last year. Cost of goods sold increased 50.9% to $71.6 million for the year ended December 31, 2011 from $47.4 million for the year ended December 31, 2010. This increase reflected significantly higher volume of units sold due to the acquisition of Rio Garment and the rising costs in transportation, labor and materials.

For the three months ended December 31, 2011, the Company had a loss from operations of $7.3 million compared to a loss from operations of $0.8 million for the same period last year. The increase is primarily due to the $6.3 million loss on lease obligation. For the year ended December 31, 2011, the Company’s loss from operations was $21.1 million compared to $11.5 million last year. The $9.6 million increase is primarily due to an increase in overall gross profit of $4.7 million offset by an $11.3 million increase in selling, general and administrative expenses, which includes $4.9 million of expenses classified as discontinued operations during the prior year and acquisition costs of $2.1 million incurred for Rio Garment. The increase in loss from operations is also attributable to $7.5 million of one-time charges, consisting of the loss on lease obligation of $6.3 million and goodwill impairment of $1.2 million.

The Company is providing earnings before income taxes, interest, depreciation and amortization (“EBITDA”) and adjusted EBITDA as an additional means to exclude one-time charges for comparative purposes. For the year ended December 31, 2011, the Company had negative EBITDA of $7.9 million compared to $9.1 million for the same period last year. For the year ended December 31, 2011, the Company had negative Adjusted EBITDA of $8.7 million compared to $4.3 million for the same period last year. (See the Non GAAP Reconciliation table in the Selected Financial Data section of this press release.)

Basic and diluted loss per share from continuing operations for the three months ended December 31, 2011, was $1.08, compared to a basic and diluted loss per share of $0.10 for the same period last year. For the year ended December, 3l, 2011, basic and diluted loss per share from continuing operations was $3.41, compared to a loss per share of $1.70 last year.

On December 31, 2011, cash and cash equivalents totaled $25.8 million, compared with $33.7 million on December 31, 2010. The Company’s working capital related to continuing operations was $35.9 million at December 31, 2011 compared with $48.1 million at December 31, 2010. As of December 31, 2011, the Company had no outstanding borrowings from its credit facility with $4.9 million of availability and $25.8 million of cash and cash equivalents that is not included in the availability calculation.

About Hampshire Group
Hampshire Group, Limited, along with its wholly-owned subsidiaries, Hampshire Brands, Inc., Rio Garment S.A. and scott james, LLC, is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers. The Company operates a Honduras-based apparel manufacturer, designing, sourcing and manufacturing knit tops for men, women and children. The Company also offers a full sportswear collection for men through the scott james® brand that is sold primarily at upscale department and specialty stores and online at www.scottjamesonline.com.

Cautionary Disclosure Regarding Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: economic cycles that affect consumer spending; lack of an established public trading market for the Company’s common stock; decreases in business from or the loss of any of our key customers; financial instability experienced by our customers; chargebacks and margin support payments; reliance on technology; loss or inability to renew certain licenses; the ability to anticipate consumer trends; use of foreign suppliers to manufacture our products and our operations including a manufacturing facility based in Honduras; failure of our vendors to use acceptable ethical business practices; failure to deliver quality products in a timely manner; potential problems with our distribution system; labor disruptions; failure, inadequacy, interruption or security lapse in information technology; failure to successfully compete; challenges integrating businesses we have acquired or may acquire; subject to impairment of intangible assets; unanticipated results from the resolution of tax matters; significant changes to international trade regulations; loss of certain key personnel; the stockholders’ rights plan;  global, political and economic conditions; adverse fluctuations and volatility of the price for yarn and other raw materials; and adverse fluctuations and volatility of the price of energy and fuel costs.

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Hampshire Group, Limited and Subsidiaries
Selected Financial Data

(In thousands, except per share data)	2011	2010

Net sales	$86,148	$57,318
Cost of goods sold	71,588	47,439

Gross profit	14,560	9,879
Selling, general, and administrative expenses	28,156	16,871
Loss on lease obligation	6,306	—
Goodwill impairment loss	1,204	—
Special costs	—	4,481
Loss from operations	(21,106)	(11,473)
Other income (expense):
Interest income	5	68
Interest expense	(400)	(329)
Other, net	228	(96)
Loss from continuing operations before income taxes	(21,273)	(11,830)
Income tax benefit	(972)	(2,359)
Loss from continuing operations	(20,301)	(9,471)
Income (loss) from discontinued operations	10,341	(222)
Net loss	$(9,960)	$(9,693)
Basic loss per share:
Loss from continuing operations	$(3.41)	$(1.70)
Income (loss) from discontinued operations	1.74	(0.04)
Net loss	$(1.67)	$(1.74)
Diluted loss per share:
Loss from continuing operations	$(3.41)	$(1.70)
Income (loss) from discontinued operations	1.74	(0.04)
Net loss	$(1.67)	$(1.74)

Basic and diluted weighted average number of common shares outstanding	5,941	5,554

SELECTED BALANCE SHEET DATA: (excluding discontinued operations)
Cash and cash equivalents	$25,801	$33,720
Restricted cash	$—	$2,725
Accounts receivable, net	$13,150	$13,529
Borrowings under credit facility	$—	$—
Working capital	$35,922	$48,098

NON GAAP RECONCILIATION:
Net loss	$(9,960)	$(9,693)
Income tax benefit	(972)	(2,359)
Interest expense, net	395	261
Depreciation and amortization	2,606	2,726
EBITDA	(7,931)	(9,065)
Loss on lease obligation	6,306	—
Goodwill impairment loss	1,204	—
Special costs	—	4,481
Acquisition costs	2,066	54
(Income) loss from discontinued operations	(10,341)	222
Adjusted EBITDA	$(8,696)	$(4,308)

The Company believes that supplementing its financial statements prepared according to generally accepted accounting principles in the United States (“GAAP) with certain non-GAAP financial measures, as defined by the Securities and Exchange Commission (“SEC”), provides a more comprehensive understanding of Company’s results of operations. Such measures include EBITDA and Adjusted EBITDA and should not be considered an alternative to comparable GAAP financial measures, but should rather be read in conjunction with the GAAP financial measures. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other SEC filings, which advise interested parties of certain factors that affect the Company’s business.